EXHIBIT 99.1

Vitran Reports 2011 Third Quarter Results

REMINDER:

Vitran management will conduct a conference call and webcast today: October 31, at 10:00 a.m. ET,

to discuss the Company's 2011 third quarter results

Conference call dial-in: 1-888-396-8064 or 416-764-8649 (International)

Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, Oct. 31, 2011 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced financial results for the third quarter of 2011 and the nine-month period ended September 30, 2011 (all figures reported in $U.S.).

Vitran reported an 18.4% increase in revenue to $206.2 million for the quarter ended September 30, 2011 compared to $174.1 million for the third quarter of 2010. Adjusting for the impact of foreign exchange on Vitran's Canadian operations, consolidated revenue increased 17.0% in the comparable third quarters. Vitran recorded a net loss from continuing operations of $3.4 million, or $0.21 per share for the third quarter of 2011 compared to net income from continuing operations of $1.9 million or $0.11 per diluted shares.

Vitran reported a 19.9% increase in revenue to $600.4 million for the nine months ended September 30, 2011 compared to $501.0 million for the same period in 2010. Adjusting for the impact of foreign exchange on Vitran's Canadian operations, consolidated revenue increased 17.9% in the comparable nine-month periods. Vitran recorded a net loss from continuing operations of $5.9 million, or $0.36 per share for the nine-month period ended September 30, 2011 compared to net income from continuing operations of $2.2 million or $0.13 per diluted shares.

On a non-GAAP basis that would include adjusting for a tax recovery on Vitran's U.S. operations, the Company recorded an adjusted loss from continuing operations of $0.06 per share for the third quarter of 2011 and adjusted loss of $0.07 per share for the nine-month period ended September 30, 2011. At the end of the fourth quarter of 2010, in accordance with FASB ASC 740-10, Vitran temporarily discontinued recording an income tax recovery and deferred tax asset for its U.S. operations.

Vitran President and Chief Executive Officer Rick Gaetz stated, "We continue to be extremely pleased with both the development and results of our supply chain operation. SCO generated record revenue and operating income in the current quarter. Sacramento was successfully opened in September 2011 and we expect to open two additional facilities in the first half of 2012.

"The LTL segment is much the same as the second quarter of 2011, with strong results in Canada and weaker results in the U.S. operations. The service offering in the U.S. is once again strong. Despite U.S. LTL tonnage growth of 14.1% our infrastructure requires density improvements combined with continued yield improvement and operating efficiency gains. Our principal focus is on the improvement of results in our U.S. LTL operation."

Segmented Results

The LTL (less-than-truckload) segment revenue improvement of 17.1% to $176.4 million for the third quarter of 2011 compared to revenue of $150.7 million in the third quarter of 2010.   Loss from operations for the 2011 third quarter was $2.9 million, compared to income from operations of $3.0 million in the comparable period a year ago. Negatively impacting operating results was a quarter over prior-year-quarter increase in U.S. healthcare and workers compensation expense of over $1.5 million. In the comparable third quarters, shipments and tonnage improved 8.3% and 9.2% respectively in the combined LTL segment.

The Supply Chain Operation posted 26.8% revenue improvement, record income from operation of $2.9 million and an OR of 90.2% in the third quarter of 2011 compared to income from operations of $2.0 million and OR of 91.5% in the third quarter of 2010.

Refinancing of Senior Debt Facilities

Vitran has received commitments for a three-year bank syndicated asset based revolving credit facility to provide up to $85 million, led by JPMorgan Chase Bank. The new revolving credit facility will reduce interest rate spreads by 125 to 175 basis points. Vitran has also received a commitment for a seven-year $47 million real estate term facility secured by Vitran's four Canadian LTL transportation facilities, subject to final due diligence. Both credit facilities are expected to close prior to November 30, 2011, with the proceeds used to repay the existing bank syndicated term and revolving credit facilities which mature July 31, 2012. Vitran received waivers under its current credit facilities effective September 30, 2011 to November 30, 2011 in order to complete the refinancing and will require further accommodation from its existing banking syndicate if the new credit facilities do not close by November 30, 2011.

"I am extremely pleased that we were able to continue our long-standing relationship with JPMorgan Chase Bank. The new debt structure will provide Vitran the flexibility to continue to prudently invest in our business and ultimately execute our operating plan to drive results and enhance shareholder value. At September 30 debt levels, availability under the new revolving credit facility would be in excess of $30 million," concluded Mr. Gaetz.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus should" "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

(tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	Sept 30, 2011	Dec 31, 2010
	(unaudited)	(audited)

Assets
Current assets:
Accounts receivable	$89,736	$72,212
Inventory, deposits and prepaid expenses	10,707	9,761
Current assets of discontinued operations	--	1,683
Deferred income taxes	105	110
	100,548	83,766

Property and equipment	134,901	138,847
Intangible assets	6,421	8,268
Goodwill	14,129	14,453
	$255,999	$245,334
Liabilities and Shareholders' Equity
Current liabilities:
Bank overdraft	$1,990	$3,906
Accounts payable and accrued liabilities	82,504	68,955
Income and other taxes payable	791	154
Current liabilities of discontinued operations	137	2,410
Current portion of long-term debt	76,974	19,545
Other	59	--
	162,455	94,970

Long-term debt	475	49,838
Other	--	519
Deferred income taxes	922	1,160

Shareholders' equity:
Common shares	99,746	99,658
Additional paid-in capital	5,209	4,838
Accumulated deficit	(16,842)	(10,901)
Accumulated other comprehensive income	4,034	5,252
	92,147	98,847
	$255,999	$245,334

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010
Revenue	$ 206,159	$ 174,124	$ 600,428	$ 500,980
Operating expenses	202,922	165,435	587,528	479,229
Depreciation and amortization expense	3,976	4,620	12,373	14,014
	206,898	170,055	599,901	493,243
Income (loss) from continuing operations before undernoted	(739)	4,069	527	7,737

Interest expense, net	1,694	1,792	4,347	5,815

Income (loss) from continuing operations before income taxes	(2,433)	2,277	(3,820)	1,922

Income taxes (recovery)	987	408	2,121	(237)
Net income (loss) from continuing operations	(3,420)	1,869	(5,941)	2,159
Discontinued operations, net of tax	--	93	--	602
Net income (loss)	(3,420)	1,962	(5,941)	2,761

Basic and Diluted income (loss) per share
Net loss from continuing operations	$ (0.21)	$ 0.11	$ (0.36)	$ 0.13
Discontinued operations	$ --	$ 0.01	$ --	$ 0.04
Net loss	$ (0.21)	$ 0.12	$ (0.36)	$ 0.17

Weighted average number of shares:
Basic	16,330,171	16,277,202	16,325,250	16,270,067
Diluted	16,330,171	16,359,468	16,325,250	16,359,203

(Statements of Cash Flows follow)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2011	2010	2011	2010
Cash provided by (used in):

Operations:
Net income (loss)	$ (3,420)	$ 1,962	$ (5,941)	$ 2,761
Items not involving cash from operations:
Depreciation and amortization expense	3,976	4,620	12,373	14,015
Deferred income taxes	168	692	227	310
Share-based compensation expense	115	134	376	430
Gain on sale of property and equipment	4	41	(101)	(104)
Income from discontinued operations	--	(93)	--	(602)
Change in non-cash working capital components	(580)	(735)	(4,284)	(6,806)
Continuing operations	263	6,621	2,650	10,004
Discontinued operations	(64)	673	(590)	1,546
	199	7,294	2,060	11,550
Investments:
Purchase of property and equipment	(757)	(767)	(7,365)	(4,748)
Proceeds on sale of property and equipment	108	475	437	1,301
Acquisition of business assets	--	--	(1,737)	--
	(649)	(292)	(8,665)	(3,447)
Financing:
Revolving credit facility and bank overdraft	5,079	(2,579)	19,694	6,080
Repayment of long-term debt	(5,000)	(3,089)	(11,000)	(10,444)
Repayment of capital leases	(840)	(1,015)	(2,750)	(3,412)
Issue of Common Shares upon exercise of stock options	3	73	83	73
	(758)	(6,610)	6,027	(7,703)

Effect of translation adjustment on cash	1,208	(392)	578	(400)

Increase in cash and cash equivalents	--	--	--	--
Cash and cash equivalent position, beginning of period	--	--	--	--
Cash and cash equivalent position, end of period	$ --	$ --	$ --	$ --

Change in non-cash working capital components:
Accounts receivable	$ 4,348	$ (5,228)	$ (17,524)	$ (15,731)
Inventory, deposits and prepaid expenses	(846)	(1,250)	(946)	(4)
Income and other taxes recoverable/payable	272	1,534	637	(775)
Accounts payable and accrued liabilities	(4,354)	4,209	13,549	9,704
	$ (580)	$ (735)	$ (4,284)	$ (6,806)
Supplemental cash flow information:
Capital lease additions	$ 262	--	$ 262	--

(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended Sept 30, 2011				For the quarter ended Sept 30, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$176,407	$ (2,878)	101.6	LTL	$150,655	$3,006	98.0
SCO	$29,752	$2,922	90.2	SCO	$23,469	$1,995	91.5

For the nine months ended Sept 30, 2011				For the nine months ended Sept 30, 2010
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$513,758	$ (3,135)	100.6	LTL	$436,499	$6,239	98.6
SCO	$86,670	$7,349	91.5	SCO	$64,481	$4,759	92.6

LTL SEGMENT – Statistical Information
(Unaudited)

For the quarter ended
Sept 30, 2011
($U.S.)	LTL	Q. over Q.
	Division	% Change
Revenue (000's)	$176,407	* 15.5%
No. of Shipments	1,112,138	8.3%
Weight (000's lbs)	1,632,736	9.2%
Revenue per shipment	$158.62	* 6.7%
Revenue per CWT	$10.80	* 5.8%

For the nine months ended
Sept 30, 2011
($U.S.)	LTL	Q. over Q.
	Division	% Change
Revenue (000's)	$513,758	* 15.5%
No. of Shipments	3,238,922	8.4%
Weight (000's lbs)	4,843,656	8.9%
Revenue per shipment	$158.62	* 6.5%
Revenue per CWT	$10.61	* 6.1%

* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period
Non-GAAP Measures

	Three months ended Sept 30,	Nine months ended Sept 30,

	2011	2011
Net loss from continuing operations	$ (3,420)	$ (5,941)
Tax recovery from US operations	2,468	4,855
Adjusted net loss from continuing operations	(952)	(1,086)

Weighted average shares outstanding:
Basic	16,330,171	16,325,250
Diluted	16,330,171	16,325,250
Adjusted basic and diluted loss per share from continuing operations	(0.06)	(0.07)
CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664